Exhibit 10.31

AMENDMENT NUMBER TWELVE TO CREDIT AGREEMENT AND WAIVER

This AMENDMENT NUMBER TWELVE TO CREDIT AGREEMENT AND WAIVER (this “Amendment”) is entered into as of March 10, 2008, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”; and together with the Lenders, the “Lender Group”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of November 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the following unwaived Events of Default have occurred and are continuing (the “Designated Events of Default”):

(a) Borrowers have failed to achieve EBITDA of $5,695,000 for the 12 month period ending December 30, 2007 as required by Section 6.16(a)(i) of the Credit Agreement; and

(b) Borrowers have failed to maintain a Fixed Charge Coverage Ratio of 1.00:1.00 for the 12 month period ending December 30, 2007 as required by Section 6.16(a)(ii) of the Credit Agreement;

WHEREAS, Borrowers have requested that the Lender Group agree to waive the Designated Events of Default and make certain amendments to the Credit Agreement, as set forth herein; and

WHEREAS, upon the terms and conditions set forth herein, the Lender Group is willing to accommodate Borrowers’ requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Section 2.12(a)(ii) of the Credit Agreement is hereby amended by replacing the reference to “$5,000,000” contained therein with “$5,500,000”.

(b) Section 6.16(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$4,580,000	the 12 month period ending March 30, 2008
$5,610,000	the 12 month period ending June 29, 2008
$6,260,000	the 12 month period ending September 28, 2008
$7,810,000	the 12 month period ending December 28, 2008

(ii) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
0.00:1.00	the 12 month period ending March 30, 2008
0.58:1.00	the 12 month period ending June 29, 2008
0.90:1.00	the 12 month period ending September 28, 2008
1.25:1.00	the 12 month period ending December 28, 2008

Agent shall, in its Permitted Discretion, establish the quarterly minimum EBITDA and Fixed Charge Coverage Ratio levels for each trailing 12 month period ending at the end of a quarter after December 28, 2008 based upon Borrowers’ Projections for such trailing 12 month period delivered pursuant to Section 5.3 of this Agreement, which Borrowers’ Projections shall be satisfactory to Agent in all respects. Borrowers shall execute any amendment to this Section 6.16 reasonably requested by Agent to document the inclusion of such minimum EBITDA and Fixed Charge Coverage Ratio levels. If Borrowers fail to timely deliver the Projections required to be delivered pursuant to Section 5.3, (A) the EBITDA level shall be measured on a quarterly basis at an amount equal to 110% of the minimum EBITDA level for the immediately preceding trailing 12 months, and

(B) the Fixed Charge Coverage Ratio level shall be measured on a quarterly basis at an amount equal to 110% of the Fixed Charge Coverage Ratio level for the immediately preceding trailing 12 months.”

(c) Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “D&O Costs”, “Investigations”, “Investigations Expenses”, “Second Amendment”, “Second Amendment Effective Date”, and “Second Amendment Fees and Expenses”.

(d) Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Borrowing Base” as follows:

““Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) (A) as of any date of determination during the period from February 1, 2008 through and including March 31, 2008, the lesser of (y) the product of 2.10 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, and (z) the sum of (I) the product of 1.75 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3 plus (II) $1,800,000, and (B) as of any other date of determination, the product of 1.75 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, and

(ii) 50% of the most recently determined Enterprise Value;

minus

(b) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

(e) Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “EBITDA” as follows:

““EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss) for such period,

minus, to the extent included in such net earnings, the sum, for such period, of:

(a) non-cash gains taken in accordance with GAAP (excluding any non-cash gain to the extent that it represents an accrual or reserve for potential cash items in any future period),

(b) extraordinary gains,

(c) interest income,

(d) the amount of cash rental expense actually paid (excluding prepaid rent) in excess of the GAAP accrued rental expense, and

(e) other non-recurring gains or income as determined by Agent,

plus the sum, for such period, of:

(a) interest expense,

(b) income taxes,

(c) depreciation,

(d) amortization,

(e) Restaurant Pre-Opening Costs,

(f) non-cash charges relating to grants of Stock, Stock options or other equity-based compensation, write-offs of deferred financing costs and impairment charges relating to goodwill, intangibles and other long-lived assets (including asset impairment charges for fixed asset additions for restaurant properties that have previously been impaired) in accordance with Statement of Financial Accounting Standards No. 142 and 144,

(g) other non-cash charges taken in accordance with GAAP (excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period),

(h) charges related to FIN 47 in amount not to exceed $210,000 for each fiscal year,

(i) asset write-off and renovation expenses related to the store located at 855 Howard Street, San Francisco, CA 94103 in an aggregate amount not to exceed $1,000,000,

(j) severance costs in the first quarter of fiscal year 2008 not to exceed $800,000,

(k) consulting expenses related to the engagement of CRG Partners in the first quarter of fiscal year 2008 not to exceed $130,000,

(l) GAAP accrued rental expense (excluding prepaid rent) which is in excess of the amount of cash rental expense actually paid, and

(m) other non-recurring losses or expenses as determined by Agent,

plus or minus such adjustments as may be reasonably recommended by a third party auditor selected by or otherwise acceptable to Agent for the purposes of normalizing EBITDA, in each case, determined on a consolidated basis in accordance with GAAP.”

3. Waiver of Designated Events of Default. Subject to the satisfaction by Borrowers of the conditions precedent set forth in Section 4 herein, and anything in the Credit Agreement to the contrary notwithstanding, the Lender Group hereby waives the Designated Events of Default; provided, however, nothing herein shall be deemed a waiver with respect to any other future failure of Borrowers to comply fully with any provision of the Credit Agreement or any other provision of any Loan Document. This waiver shall be effective only for the Designated Events of Default, and in no event shall this waiver be deemed to be a waiver of enforcement of any of the Lender Group’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising. Nothing contained in this Amendment nor any communications between any Borrower and any member of the Lender Group shall be a waiver of any rights or remedies any member of the Lender Group has or may have against Borrowers, except as specifically provided herein. Except as specifically provided herein, each member of the Lender Group hereby reserves and preserves all of its rights and remedies against Borrowers under the Credit Agreement and the other Loan Documents.

4. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) Agent shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by each Guarantor.

(c) Borrowers shall have paid to Agent, for WFF’s sole and separate account, an amendment fee of $150,000 (the “Twelfth Amendment Fee”), which Twelfth Amendment Fee shall be fully earned (and non-refundable) and paid in full on the date hereof by charging such fee to Borrowers’ Loan Account.

(d) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(e) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(f) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force as of the date hereof by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

(g) Borrower shall have paid all of the Lender Expenses incurred by Agent in connection with this Amendment and the other transactions referred to herein.

5. Release. Each Borrower and each Guarantor hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower or any Guarantor ever had from the beginning of the world, or now has against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower and each Guarantor specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower and each Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

6. Costs and Expenses. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of each member of the Lender Group (including, without limitation, the reasonable fees and disbursements of outside counsel to each member of the Lender Group) in connection with the preparation, execution and delivery of this Amendment and all agreements and documents executed in connection herewith and the review of all documents incidental thereto.

7. Representations and Warranties; Reaffirmations.

(a) Each Borrower represents and warrants to the Lender Group that (i) the execution, delivery, and performance of this Amendment and the Credit Agreement, as amended hereby, (A) are within its corporate or limited partnership powers, (B) have been duly authorized by all necessary corporate or limited partnership action on its part, and (C) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority binding on it, or of the terms of its Governing Documents, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (ii) each of this Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally); (iii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing on the date hereof; and (iv) after giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(b) Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the other Loan Documents to which it is a party effective as of the date hereof. Each Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral (subject only to Permitted Liens) granted to Agent pursuant to the Loan Documents or otherwise granted to or held by Agent.

8. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

9. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10. Effect on Loan Documents.

(a) The Credit Agreement and each of the other Loan Documents, as amended, modified or waived hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

11. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BUCA, INC. a Minnesota corporation

By:	Dennis J. Goetz
Title:	Chief Financial Officer

BUCA RESTAURANTS, INC. a Minnesota corporation

By:	Richard G. Erstad
Title:	Secretary

BUCA TEXAS RESTAURANTS, L.P. a Texas limited partnership

By:	Buca Restaurants, Inc., its general partner

By:	Richard G. Erstad
Title:	Secretary

BUCA (KANSAS), INC. a Kansas corporation

By:	Richard G. Erstad
Title:	Secretary

BUCA RESTAURANTS 2, INC. a Minnesota corporation

By:	Richard G. Erstad
Title:	Secretary

BUCA (MINNEAPOLIS), INC. a Minnesota corporation

By:	Richard G. Erstad
Title:	Secretary

WELLS FARGO FOOTHILL, INC. a California corporation, as Agent and as a Lender

By:	/s/ Kelly Walsh
Title:	Vice President